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                                                                   EXHIBIT 10.14

                              [GLOBIX LETTERHEAD]

                                                                   July 15, 2002

Mr. H. Jameson Holcombe
3513 Broad Run Drive
Fairfax, VA  22033

Dear Jamie,

Welcome to Globix Corporation! This will confirm our offer for the full-time exempt position of Vice President, Operations reporting directly to the Chief Technology Officer. As is Globix's normal practice, all offers are contingent upon satisfactory completion of reference and background checks. Your start date will be on July 17, 2002.

The following encompasses our offer to you:

      - Your base salary will be $6,875.00 payable semi-monthly, ($165,000.00 annualized) which salary may be increased no less frequently than annually as determined in accordance with company policy.

      - You will earn three weeks vacation per year in accordance with Globix's vacation accrual policy.

      - You will be reimbursed for all reasonable travel and living expenses outside of your base salary. You will need to complete a travel and expense report on a weekly basis attaching all documentation and receipts.

      - It is agreed that you will be working in the Centre Street office Monday through Thursday and Friday from home in Fairfax, Virginia. This is contingent upon there being no business requirement for you to be in New York or any other Globix location on a given Friday. Should business needs dictate, you should be prepared to be at a designated location.

      - Upon commencement of employment, you will be eligible to receive stock option grants at an exercise price and with vesting and other provisions as determined by the Board of Directors in connection with the adoption of the Company's Management Stock Option Plan.

      - You will receive a bonus of 30% of your base annual salary contingent upon attainment of Company revenue and key objectives set forth and agreed to by and with the Chief Technology Officer.

Effective the first day of the month following your date of hire with Globix, you will be eligible for Globix Corporation's benefits package including medical, dental, hospitalization, life



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insurance, long term and short term disability insurance (std is not applicable in California. This benefit is provided through the State). You will be eligible to join the 401(k) plan as defined by the terms of the trust fund document in effect. Your benefits will be discussed in detail during an orientation your first week of employment. Please bring with you a Certificate of Group Health Plan Coverage from any and all former employers. On your first day, please bring with you proof of citizenship. We will need a copy of your driver's license and social security card. If you do not have either of these, a copy of your birth certificate or passport will be sufficient.

Globix Corporation makes this offer of employment in part based upon your representation to Globix that you are not restrained, encumbered or limited in any way in the performance of duties under this offer of employment by any contract, covenant or other document or agreement in any form whatsoever which might (i) limit or prevent your employment; (ii) restrict your activities by virtue of a "non-competition clause" or other similar provision; (iii) purport to retain ownership over inventions, discoveries, designs and the like which you may produce or engage in during any period of employment by Globix; or (iv) in any other manner affect Globix's interests in the work product to be performed by you.

This is not an employment contract. It does not guarantee employment with or benefits from Globix Corporation or its subsidiaries. Globix reserves the right to terminate your employment at any time.

On behalf of everyone at Globix, I want to welcome you to our Company. Please sign and return this letter to my attention at the address set forth below. I am certain that you will be an asset to our team and we look forward to working with you. Please contact me in regard to any questions you may have regarding this offer. I can be reached at: (212) 625-7425.

                                           Sincerely,

                                           /S/ PETER K. STEVENSON

                                           Peter K. Stevenson
                                           President and Chief Executive Officer

Agreed By: /S/ H. JAMESON HOLCOMBE
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Date: Mon. 15 July 2002
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